UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2009
COVANTA HOLDING CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-6732	95-6021257

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Lane Road Fairfield, New Jersey	07004

(Address of principal executive offices)	(Zip Code)
(973) 882-9000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Purchase Agreement
     On May 18, 2009, Covanta Holding Corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement”) with the initial purchasers named therein (the “Initial Purchasers”), for whom Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as representatives, to issue and sell $400 million aggregate principal amount of its 3.25% Cash Convertible Senior Notes due 2014 (the “Notes”) to the Initial Purchasers for resale to certain qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Company also granted the Initial Purchasers an option to purchase up to an additional $60 million aggregate principal amount of Notes within 30 days of the date of the Purchase Agreement solely to cover over-allotments. The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.
     On May 22, 2009, the Company issued $400 million aggregate principal amount of the Notes. The Company estimates that the net proceeds from the offering of the Notes will be approximately $387.7 million, after payment of the Initial Purchasers’ commissions and estimated offering expenses.
     The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 and incorporated herein by reference.
Indenture and the Notes
     The Notes are governed by an indenture, dated as of May 22, 2009 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee. A copy of the Indenture is attached hereto as Exhibit 4.1. The Indenture includes a form of Note.
      The Notes will pay interest semi-annually on June 1 and December 1 at a rate of 3.25% per annum, and will mature on June 1, 2014. Prior to March 1, 2014, the notes will be convertible into cash only upon specified events as set forth below and, thereafter, at any time, based on an initial conversion rate of 53.9185 shares of the Company’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $18.55 or a 22.50% conversion premium based on the closing sale price of $15.14 per share of the Company’s common stock on the New York Stock Exchange on May 18, 2009. Upon cash conversion, the Company will deliver an amount of cash calculated over the applicable conversion period. The Company will not deliver common stock (or any other securities) upon conversion under any circumstances (subject to limited exception).
     Holders may convert their Notes prior to March 1, 2014 only under the following circumstances:

     (1) prior to March 1, 2014, on any date during any fiscal quarter commencing at any time after June 30, 2009 and only during such fiscal quarter if the last reported sale price of the Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on such last trading day of the immediately preceding fiscal quarter;
     (2) upon the occurrence of specified corporate transactions;
     (3) upon the Company being party to a consolidation, merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of its assets pursuant to which the Common Stock would be converted into cash, securities and/or other property;
     (4) upon certain Fundamental Changes (as defined in the Indenture) to the Company; or
     (5) during any five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of Notes for each day of that period was less than 95% of the product of the closing price of the Common Stock on such day and the conversion rate per $1,000 principal amount of Notes.
     Upon a Fundamental Change, holders may require the Company to repurchase the Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest to, but excluding, the applicable repurchase date.
     The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, including any Additional Interest (as defined in the Indenture), if any, to be immediately due and payable. In the case of an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company or a significant subsidiary, the principal amount of the Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.
     The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture (which includes the form of Note), which is filed as Exhibit 4.1 and is incorporated herein by reference.
Cash Convertible Note Hedge and Warrant Transactions
     On May 18, 2009, the Company entered into privately negotiated cash convertible note hedge transactions (collectively, the “Cash Convertible Note Hedge Transactions”), relating to the notional number of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), underlying the Notes with each of Barclays Capital Inc., as agent for Barclays Bank PLC, JPMorgan Securities, as agent for JPMorgan Chase Bank National Association and Citibank, N.A., (the “Option Counterparties”). The Company

also entered into privately negotiated warrant transactions (collectively, the “Warrant Transactions”) relating to the Common Stock with each of the Option Counterparties, pursuant to which the Company may be obligated to issue shares of Common Stock. The strike price of the Warrant Transactions is approximately $25.74 per share, which was 170% of the closing sale price of the Company’s Common Stock on May 18, 2009. The notional size of the Cash Convertible Note Hedge Transactions and Warrant Transactions may be automatically increased upon the Initial Purchasers’ exercise of their option to purchase additional Notes so that they also relate to the notional number of shares of the Common Stock underlying the additional Notes. The Cash Convertible Note Hedge Transactions were funded by the Company out of available cash. The net cost to the Company of the Cash Convertible Note Hedge Transactions and the Warrant Transactions was $50.8 million.
     The Cash Convertible Note Hedge Transactions are expected to reduce the potential exposure of the Company to cash payments in excess of the principal amount of the Notes that may be required to be paid on the cash conversion of the Notes. Although the Warrant Transactions could have a dilutive effect to the extent that the price of the Company’s common stock exceeds the applicable strike price of the warrants, from the Company’s perspective, however, the Cash Convertible Note Hedge Transactions and Warrant Transactions, taken together, will have the net economic effect of increasing the conversion price of the Notes.
     In connection with establishing their initial hedges of these Cash Convertible Note Hedge Transactions and Warrant Transactions, the Company was advised that the Option Counterparties and/or their respective affiliates expected to, concurrently with, or shortly after the pricing of the Notes, begin entering into various over-the-counter derivative transactions with respect to the Common Stock and/or purchase shares of the Common Stock in privately negotiated and/or open market transactions. The Option Counterparties and/or their respective affiliates may unwind these over-the-counter cash-settled derivative transactions with respect to the Common Stock and purchase shares of the Common Stock in open market transactions shortly following the pricing of the Notes. These transactions could have the effect of increasing or preventing a decline in the price of the Common Stock concurrently with or following the pricing of the Notes. In addition, the Option Counterparties and/or their respective affiliates expect to modify their hedge position from time to time by entering into or unwinding various derivative transactions with respect to the Common Stock and/or by purchasing or selling the Common Stock in secondary market transactions (and are likely to do so during any observation period related to the conversion of the Notes). These transactions and activities could have the effect of increasing, preventing a decline in or adversely impacting the value of the Common Stock and/or the value of the Notes.
     The Cash Convertible Note Hedge Transactions and the Warrant Transactions are separate transactions each entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change any holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Cash Convertible Note Hedge Transactions or Warrant Transactions.
     The foregoing description of the Cash Convertible Note Hedge Transactions and Warrant Transactions is qualified in its entirety by reference to the form of confirmation relating to the Cash Convertible Note Hedge Transactions, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference and form of confirmation relating to the Warrant Transactions, which is attached hereto as Exhibits 10.3 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information in Item 1.01 above is incorporated herein by reference.
Item 3.02. Unregistered Sales of Equity Securities.
     The information in Item 1.01 above is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired — Not Applicable
(b) Pro Forma Financial Information — Not Applicable
(c) Shell Company Transactions — Not Applicable
(d) Exhibits

Exhibit No.	Exhibit

4.1	Indenture dated May 22, 2009 by and among Covanta Holding Corporation and Wells Fargo Bank, National Association

10.1	Purchase Agreement dated May 18, 2009 by and among Covanta Holding Corporation and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several initial purchasers named therein

10.2	Form of Confirmation of Cash Convertible Note Hedge Transaction

10.3	Form of Confirmation of Warrant

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	May 22, 2009

COVANTA HOLDING CORPORATION (Registrant)

By:	/s/ Timothy J. Simpson
Name: Title:	Timothy J. Simpson Executive Vice President, General Counsel and Secretary

COVANTA HOLDING CORPORATION
EXHIBIT INDEX

Exhibit No.	Exhibit

4.1	Indenture dated May 22, 2009 by and among Covanta Holding Corporation and Wells Fargo Bank, National Association

10.1	Purchase Agreement dated May 18, 2009 by and among Covanta Holding Corporation and Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the several initial purchasers named therein

10.2	Form of Confirmation of Cash Convertible Note Hedge Transaction

10.3	Form of Confirmation of Warrant